Exhibit 99.1

WRITTEN CONSENT OF

THE UNITHOLDERS OF

SPECTRA ENERGY PARTNERS, LP

Please return this consent no later than 11:59 p.m. (prevailing Eastern Time) on December 12, 2018, which is the final date that the board of directors of Spectra Energy Partners GP, LLC (the general partner of the general partner of Spectra Energy Partners, LP (“SEP”)) has set for receipt of written consents. Your common units will be tabulated and voted on the proposal as you indicate below. Any Written Consent not returned will be voted AGAINST the proposal.

The undersigned, being a holder of record as of the close of business on November 5, 2018 of common units of SEP representing limited liability company interests in SEP (“SEP Common Units”) hereby consents, by written consent without a meeting, to the actions as set forth below with respect to all of the SEP Common Units that the undersigned holds of record as of the close of business on November 5, 2018.

The undersigned acknowledges receipt of the consent solicitation/prospectus, which is part of the registration statement on Form S-4 (No. 333-227769) of Enbridge Inc., a Canadian corporation (“Enbridge”), and which more fully describes the proposal below.

1.

Approval of the merger of Autumn Acquisition Sub, LLC (“Merger Sub”), a Delaware limited liability company and an indirect wholly owned subsidiary of Enbridge, with and into SEP, with SEP continuing as the surviving entity and an indirect wholly owned subsidiary of Enbridge, and approval of the Agreement and Plan of Merger, dated as of August 24, 2018, as such agreement may be amended from time to time, entered into by and among SEP, Spectra Energy Partners (DE) GP, LP, Enbridge, Enbridge (U.S.) Inc., Merger Sub and, solely for the purposes of Article I, Article II and Article XI therein, Enbridge US Holdings Inc., Spectra Energy Corp, Spectra Energy Capital, LLC, and Spectra Energy Transmission, LLC.

APPROVE ☐	DISAPPROVE ☐	ABSTAIN ☐

IMPORTANT: PLEASE DATE AND SIGN THE CONSENT BELOW. If held in joint tenancy, all persons must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give full title as such. If units are held by a corporation, please sign the full corporate name by president or other authorized officer. If units are held by a partnership or other entity, please sign the full partnership or other entity name by authorized person. Please execute, date, sign and return this Written Consent promptly to SEP by faxing it to Spectra Energy Partners, LP, Attention: Corporate Secretary, at 713-627-5400, by emailing a .pdf copy of your written consent to USCorporateSecretary@enbridge.com or by mailing your written consent to Spectra Energy Partners, LP at 5400 Westheimer Court, Houston, Texas 77056, Attention: Corporate Secretary.

THIS WRITTEN CONSENT MAY BE REVOKED AT ANY TIME PRIOR TO THE LATER OF DECEMBER 12, 2018 AND THE DATE OF RECEIPT BY SEP OF WRITTEN CONSENTS REPRESENTING A MAJORITY OF THE OUTSTANDING SEP COMMON UNITS BY FILING A WRITTEN INSTRUMENT REVOKING THE WRITTEN CONSENT WITH SEP’S CORPORATE SECRETARY.

IF AN INDIVIDUAL:		IF AN ENTITY:

(please print or type complete name of entity)

By:		By:
	(duly authorized signature)		(duly authorized signature)

Name:		Name:
	(please print or type full name)		(please print or type full name)

Title:		Title:
	(please print or type full title)		(please print or type full title)

Date:	, 2018	Date:	, 2018